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                                                                     EX99.9(A)11

                                 PRESS RELEASE

First Commonwealth Financial Board of Directors
Authorizes Common Stock Buyback of Two Million Shares

INDIANA, Pa., July 13. The Board of Directors of First Commonwealth Financial Corporation (NYSE: FCF - news), today authorized the buyback of up to two million shares of common stock. The buyback if fully completed would reduce the number of outstanding shares approximately 6.5%.

First Commonwealth Financial Corporation is a $4.2 billion financial services holding company headquartered in Indiana, PA. It operates through two chartered banks, Southwest Bank in Westmoreland and Allegheny counties and First Commonwealth Bank, in 18 counties in western and central PA with its nine affiliate banks including: NBOC Bank, Indiana; Deposit Bank, DuBois; Cenwest Bank, Johnstown; First Bank of Leechburg; Peoples Bank, Jennerstown; Central Bank, Hollidaysburg; Peoples Bank of Western Pennsylvania, New Castle; Unitas Bank, Chambersburg; and Reliable Bank, Bridgeville. Financial services and insurance products are also provided through First Commonwealth Trust Company and First Commonwealth Insurance Agency. Both are headquartered in Indiana. The Corporation also owns Commonwealth Systems Corporation, a data processing subsidiary, Indiana, and jointly owns Commonwealth Trust Credit Life Insurance Company, a credit life reinsurance company.

Statements contained in this press release which are not historical facts are forward-looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company's filings with the Securities and Exchange Commission.